Exhibit 3.01

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Neuralstem, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Neuralstem, Inc.

2.	This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Certificate of Incorporation.

3.	Article 1 of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

The name of this Corporation is Seneca Biopharma, Inc. (this “Corporation”).

4.	This Certificate of Amendment of Certificate of Incorporation shall be effective as of October 28, 2019 and the effective time shall be 5:00 p.m., Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been duly executed by an authorized officer of the corporation on October 24, 2019.

Neuralstem, Inc.
a Delaware Corporation

By:	/s/ Kenneth Carter
Name:	Kenneth Carter
Title:	Executive Chairman